Exhibit 99

INFORMATION
.

For Immediate Release
July 16, 2009
Contact: 513.271.3700
John A. Kraeutler, CEO
Melissa A. Lueke, VP, CFO

MERIDIAN BIOSCIENCE REPORTS RECORD SALES AND OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, REAFFIRMS FISCAL 2009 GUIDANCE,
AND COMMENTS ON TIMING OF FISCAL 2010 GUIDANCE

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record quarterly and nine-month sales of $38.2 million and $105.8 million, respectively, increases of 16% and 3% over the same periods of the prior fiscal year;

•	reported record quarterly and nine-month operating income of $12.5 million and $35.7 million, respectively, increases of 14% and 8% over the same periods of the prior fiscal year;

•
reported quarterly earnings and diluted earnings per share of $8.5 million and $0.21, respectively, increases of 10% and 11% compared with the same periods of the prior fiscal year, and an earnings record, excluding a tax benefit recognized in the third quarter of fiscal 2007 that did not recur;

•	reported record nine-month earnings and diluted earnings per share of $23.8 million and $0.58, respectively, increases of 6% and 5% compared with the same periods of the prior fiscal year;

•	declared the regular quarterly cash dividend of $0.17 per share (indicated annual rate of $0.68 per share), 21% higher than the regular quarterly rate of fiscal 2008;

•	reaffirmed its guidance of net sales between $140 million and $144 million and per share-diluted earnings between $0.77 and $0.81 for the fiscal year ending September 30, 2009; and

•	stated its initial 2010 guidance will be provided mid-September of 2009.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months June 30,			Nine Months June 30,
	2009	2008	Change	2009	2008	Change
Net sales	$38,240	$33,068	16%	$105,813	$103,164	3%
Operating income	12,531	10,999	14%	35,694	32,930	8%
Net earnings	8,502	7,763	10%	23,829	22,518	6%
Diluted earnings per share	$0.21	$0.19	11%	$0.58	$0.55	5%

Cash and short-term investments	$53,426	$47,050
Working capital	90,354	79,921
Long-term debt obligations	-	-
Shareholders’ equity	135,008	124,374
Total assets	148,370	141,230

THIRD QUARTER AND NINE-MONTH RESULTS

Net sales for the third fiscal quarter ended June 30, 2009, were $38.2 million as compared to $33.1 million for the same period of the prior fiscal year, an increase of 16%.  Net earnings for the third quarter of fiscal 2009 were $8.5 million, or $0.21 per diluted share, increases of 10% and 11%, respectively, over the corresponding periods of fiscal 2008.  Diluted common shares outstanding for the third quarter of fiscal 2009 and 2008 were 41,191,000 and 41,050,000, respectively, an increase of 0.3% due primarily to stock option exercises.

Net sales for the nine months ended June 30, 2009, were $105.8 million as compared to $103.2 million for the same period of the prior fiscal year, an increase of 3%.  Net earnings for the nine months ended June 30, 2009, were $23.8, or $0.58 per diluted share, increases of 6% and 5%, respectively, over the corresponding periods of fiscal 2008.  Diluted common shares outstanding for the first nine months of fiscal 2009 and 2008 were 41,121,000 and 41,018,000, respectively, an increase of 0.3% due primarily to stock option exercises.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.17 per share for the third quarter ended June 30, 2009.  The record date is July 27, 2009 and the dividend is payable August 7, 2009. The annual indicated cash dividend rate for fiscal 2009 is $0.68 per share, an increase of 21% over the fiscal 2008 rate of $0.56 per share.

FISCAL 2009 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2009, management expects net sales to be in the range of $140 million to $144 million and per share diluted earnings to be between $0.77 and $0.81. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2009.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At June 30, 2009, current assets were $102.6 million compared to current liabilities of $12.2 million thereby producing working capital of $90.4 million and a current ratio of 8.4.  Cash and short-term investments on hand were $53.4 million. The Company had 100% borrowing capacity under its $30 million commercial bank credit facility. The Company has no long-term debt obligations.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2009 and fiscal 2008.

	Three Months June 30,		Nine Months June 30,
	2009	2008	2009	2008
Net sales	$38,240	$33,068	$105,813	$103,164
Cost of goods sold	14,917	11,781	38,172	39,010
Gross profit	23,323	21,287	67,641	64,154

Operating expenses
Research and development	1,958	1,322	6,361	4,372
Sales and marketing	4,509	4,459	13,451	13,697
General and administrative	4,325	4,507	12,135	13,155
Total operating expenses	10,792	10,288	31,947	31,224

Operating income	12,531	10,999	35,694	32,930
Other income (expense), net	183	480	457	1,304
Income before income taxes	12,714	11,479	36,151	34,234
Income tax provision	4,212	3,716	12,322	11,716
Net earnings	$8,502	$7,763	$23,829	$22,518

Net earnings per basic common share	$0.21	$0.19	$0.59	$0.56
Basic common shares outstanding	40,500	40,150	40,372	40,043

Net earnings per diluted common share	$0.21	$0.19	$0.58	$0.55
Diluted common shares outstanding	41,191	41,050	41,121	41,018

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2009 and fiscal 2008.

	Three Months June 30,		Nine Months June 30,
	2009	2008	2009	2008
Net sales (third-party)
U.S. Diagnostics	$24,765	$19,406	$69,711	$64,878
European Diagnostics	7,018	8,016	19,288	21,709
Life Science	6,457	5,646	16,814	16,577
	$38,240	$33,068	$105,813	$103,164
Operating Income
U.S. Diagnostics	$10,218	$8,890	$28,893	$26,669
European Diagnostics	1,390	1,720	3,495	4,470
Life Science	1,035	774	3,257	2,117
Eliminations	(112)	(385)	49	(326)
	$12,531	$10,999	$35,694	$32,930

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, commented, "Meridian’s third quarter performance improved in many areas highlighted by heightened non-seasonal demand for rapid flu tests due primarily to the swine flu pandemic.  As a result, USDx sales increased by 28% with approximately two-thirds of the 28% growth rate coming from our Upper Respiratory product lines.  Additional growth in the USDx unit was driven by our H. pylori and Foodborne products augmented by the recent successful introduction of ImmunoCard STAT!® CAMPY.   Meridian Life Science rebounded with a 14% increase over the prior period with strong contributions coming from viral protein orders as well as the completion of a key vaccine project for the National Institutes of Health.  International sales were disappointing with Meridian Bioscience Europe essentially flat on a local currency basis and U.S. export sales down due to weaker mycoplasma demand from Japan.

New product development continued to yield innovations such as the new ImmunoCard STAT! CAMPY test, which is a rapid and accurate test for a key foodborne pathogen that is routinely screened for daily in clinical labs around the world.  R&D is continuing to expand this product category that has become an important growth driver for our diagnostics business.  With regard to illumigene™, Meridian’s new technology for detecting disease at the molecular level, product design is in its final stages.  Our preliminary field studies have continued as we refine the assay and the software in anticipation of formal clinical studies later this year.  Our first product, illumigene C. difficile, will be an important contributor to growth in FY 2010. This technology is expected to expand rapidly into other key tests for upper respiratory and foodborne diseases as well as additional hospital associated infections.

The balance of FY 2009 is expected to be strong, even without considering unforeseen upsides from a more robust influenza pre-season.  Our guidance for FY 2010 will be issued in September."

William J. Motto, Executive Chairman of the Board, commented, “Strong sales of upper respiratory diagnostic tests benefited our third quarter in contrast to the weak flu season in the traditionally strong second quarter.  Achieving record sales and earnings for the third quarter and nine months ended June 30, 2009 was a meaningful accomplishment, especially considering generally unfavorable economic conditions.  The introduction of new diagnostic tests, including our first molecular based products, and entering new markets will be important growth drivers for fiscal 2010 and beyond.  In the near term, we expect a solid fourth quarter and will continue to manage costs, improve operating efficiencies, and maintain our solid financial condition.  Our cash flow is strong and comfortably supports our working capital and capital expenditure requirements as well as our cash dividend policy.  We look forward to reporting continued growth in sales and earnings.”

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate can change expected results, as well as adverse trends in buying patterns from customers.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian's operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company which are incorporated by reference into this press release.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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